QuickLinks -- Click here to rapidly navigate through this document

Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) of DG FastChannel, Inc. and to the incorporation by reference therein of our reports dated 9 March 2009, with respect to the consolidated financial statements and schedule of DG FastChannel, Inc. and subsidiaries and the effectiveness of internal control over financial reporting of DG FastChannel, Inc. and subsidiaries, included in its Annual Report (Form 10-K) for the year ended 31 December 2008, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
Dallas, Texas 8 October 2009

QuickLinks

  Exhibit 23.1